Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES  DRILLING UPDATE AND

NEW INDEPENDENT AUDITOR

HOUSTON - (Business Wire) - January 18, 2005 - Whittier Energy Corporation (OTCBB: WHIT), today announced that it has successfully drilled and set casing in the Rachal #1 well and is preparing to begin drilling the Scott & Hopper #4 well in late January 2005. The Company also announced the appointment of Grant Thornton LLP as Whittier’s independent auditors for the year ended December 31, 2004, replacing Brown Armstrong Paulden McCown & Keeter (“Brown Armstrong”) as the Company’s principal accountants.

Rachal Prospect - Webb County, Texas

Whittier drilled the 7,700’ Rachal #1 well on a 386-acre tract directly offsetting the prolific Owen Field in Webb County, Texas. Well logs indicate 23 feet of gross pay interval (16’ net) with porosity greater than 12%. This compares favorably with offsetting wells, which have had average recoveries of 750 million cubic feet of gas and initial average production rates of 500 thousand cubic feet of gas per day (“Mcfd”). The Company plans to perforate and frac the well upon completion of the pipeline and production facilities necessary to test and produce the well.

The Owen field is a large gas field with more than 160 wells producing primarily from the Olmos sands at a depth of approximately 7,300’. The offsetting lease to Whittier’s Rachal Prospect is currently producing in excess of 700 Mcfd of natural gas from 12 active wells and has cumulative production of 6.2 billion cubic feet of natural gas. Whittier has retained a 30% working interest (22.5% net revenue interest) in the Rachal #1 and, depending upon the results of the well, may drill one or two additional wells in order to fully develop the lease.

Scott and Hopper # 4 - Brooks County, Texas

Whittier has contracted for a drilling rig and expects to spud the Scott & Hopper #4, a 10,000’ development well in the Scott & Hopper field in Brooks County, Texas, in late January 2005. The well will target gas reserves in the Vicksburg formation, which is currently producing at a gross combined rate of 500 Mcfd from the Scott & Hopper #1 and Scott & Hopper #3 wells. The Company estimates total drilling and completion costs of approximately $1.9 million,  and has an approximate 53% working interest in the well up to casing point and a 42% working interest thereafter.

By spudding the well prior to March 16, 2005, the Company will fulfill its commitment to drill a well in the Scott & Hopper lease within nine months of its June 2004 acquisition in order to retain its acquired interest in the undeveloped acreage in the lease. The Company must also begin drilling a second commitment well in the field on or before December 31, 2005, or relinquish 50% of its interest in the remaining undeveloped acreage in the lease back to the seller.

Appointment of Grant Thornton LLP as Whittier’s Independent Auditors

Whittier appointed Grant Thornton LLP as its principal accountants on January 13, 2005, replacing the California-based Brown Armstrong as the Company’s independent auditors for the year ended December 31, 2004. The Company did not have any disagreements with its former accountants and Brown Armstrong’s opinion regarding the Company’s financial statements for the last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was  it qualified or modified as to uncertainty, audit scope or accounting principles.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are pleased with our apparent success with the Rachal Prospect and look forward to testing the well during this quarter.  The drilling of the Scott and Hopper #4 development well represents one of the steps necessary to realize the full value of the Company’s June 2004 acquisition of the Scott and Hopper, Tom Lyne and Rincon fields in South Texas and we plan to follow it up with additional development and exploitation efforts in all three properties during 2005.”  He added “We are also pleased to announce the addition of Grant Thornton as our independent auditors. They have a strong and highly experienced energy practice based in Houston, which fits very well with our growing Company.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana.  Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.  The Company’s stock trades as WHIT on the Over-the-Counter Bulletin Board.  Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.